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                                                                     EXHIBIT 2.1

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 7, 2002, is made by and among Donlar Corporation, an Illinois corporation ("Donlar") and Donlar Biosyntrex Corporation, a Nevada corporation and Donlar's majority owned subsidiary ("Donlar Bio").

         WHEREAS, Donlar owns 33,279,520 shares of Donlar Bio (formerly Biomune Systems, Inc.) comprising approximately 68% of the outstanding shares of Donlar Bio;

         WHEREAS, Donlar and Donlar Bio together have entered into a bridge loan agreement dated March 18, 2002, (the "Loan Agreement") with Tennessee Farmers Life Insurance Company, a Tennessee corporation licensed to sell life insurance in Tennessee, and its affiliates ("Tennessee Farmers");

         WHEREAS, in consideration for Tennessee Farmers entering into the Loan Agreement, Donlar and Donlar Bio have agreed to use their best efforts to merge on or before July 7, 2002 or such later date as agreed by Tennessee Farmers (the "Completion Date");

         WHEREAS, Tennessee Farmers has extended the date for completion of the merger indefinitely;

         WHEREAS, the merger of Donlar and Donlar Bio is subject to the approval of the shareholders of Donlar and Donlar Bio.;

         WHEREAS, the Loan Agreement provides that it is an event of default thereunder if Donlar and Donlar Bio fail to merge on or before the Completion Date; and

         WHEREAS, the boards of directors of Donlar Bio and Donlar have each approved this Agreement and the merger of Donlar Bio with and into Donlar, and deem it advisable and in the best interests of their respective shareholders to consummate the merger of Donlar Bio and Donlar upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE 1
                                   THE MERGER

         1.1 THE MERGER. Donlar Bio shall be merged with and into Donlar (the "Merger"), and the separate corporate existence of Donlar Bio shall cease. After the Merger, Donlar shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effect as provided in the applicable provisions of the Nevada Private Corporations Act and the Business Corporation Act of the State of Illinois. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges,

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immunities, powers and franchises of Donlar and Donlar Bio shall vest in the
Surviving Corporation, and all obligations, duties, debts and liabilities of Donlar and Donlar Bio shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

         1.2 APPROVAL OF THE MERGER. Donlar agrees: (i) to vote all of its shares of common stock of Donlar Bio in favor of the approval of this Agreement and the transactions contemplated hereby; and (ii) to use its best efforts to obtain the vote of the holders of its capital stock in favor of the approval of this Agreement and the transactions contemplated hereby.

         1.3 EFFECTIVE TIME. Subject to the terms and conditions hereof, as soon as practicable, Donlar Bio and Donlar will cause an Information Statement and a Form S-4 Registration Statement for use in connection with the Merger to be prepared and filed with the Securities and Exchange Commission (the "SEC"), in such form and executed as provided in the Securities Act of 1933, as amended (the "Securities Act"), and the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Upon the effectiveness of the Form S-4 Registration Statement, Donlar and Donlar Bio will distribute the Information Statement to their shareholders for use in connection with the meetings of shareholders of Donlar and Donlar Bio to approve the Merger. The meetings of these shareholders shall be held no later than thirty (30) days after the effectiveness of the Form S-4 Registration Statement, unless otherwise agreed to by Tennessee Farmers. The Merger shall become effective on the date the Articles of Merger ("Articles of Merger") are filed with the Secretaries of State of Illinois and Nevada, which shall be the date on which the Merger is approved by the shareholders of both Donlar and Donlar Bio, or at such other time as is agreed upon by Donlar, Donlar Bio and Tennessee Farmers, and such date or time, as applicable, is hereinafter referred to as the "Effective Time."

         1.4      DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

         (a) The directors of Donlar immediately prior to the Effective Time shall, from and after the Effective Time, remain directors of the Surviving Corporation.

         (b) The officers of Donlar immediately prior to the Effective Time shall, from and after the Effective Time, remain officers of the Surviving Corporation.

         1.5 ARTICLES OF INCORPORATION. As of the Effective Time, the articles of incorporation of Surviving Corporation shall be the amended articles of incorporation of Donlar, as amended by the amendment attached hereto as Exhibit A.

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                                    ARTICLE 2
                              CONVERSION OF SHARES

         2.1 CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of the capital stock of Donlar and Donlar Bio, the holders of the capital stock of Donlar and Donlar Bio shall have their shares of capital stock converted into the right to receive shares of the common stock of the Surviving Company as follows:

         (a) All issued and outstanding shares of Donlar Bio common stock owned by Donlar (33,279,520 shares) shall be canceled.

         (b) All issued and outstanding shares of Donlar Bio common stock owned by the shareholders of Donlar Bio other than Donlar and the other shareholders who have agreed to the cancellation of their shares (15,425,786 shares) shall be converted into the right to receive in the aggregate, Four Million Thirty Nine Thousand Four Hundred Seventy Six (4,010,524 shares) fully paid and nonassessable shares of common stock of the Surviving Corporation at the rate of .25998836 shares of the Surviving Corporation common stock for each share of Donlar Bio common stock.

         (c) All issued and outstanding shares of Donlar Bio Series A Preferred stock (39,124 shares) shall be converted into the right to receive in the aggregate, Thirty Nine Thousand One Hundred Twenty Four (39,124 shares) fully paid and nonassessable shares of common stock of the Surviving Corporation at the rate of one share of the Surviving Corporation common stock for each share of Donlar Bio Series A Preferred stock.

         (d) All issued and outstanding shares of Donlar Bio Series B Preferred stock (449 shares) shall be converted into the right to receive in the aggregate, One Hundred Seventeen (117 shares) fully paid and nonassessable shares of common stock of the Surviving Corporation at the rate of .25998836 shares of the Surviving Corporation common stock for each share of Donlar Bio Series B Preferred stock.

         (e) All issued and outstanding shares of Donlar common and Preferred stock owned by the shareholders of Donlar other than the shareholders who have agreed to the cancellation of their shares (17,757,090 shares) shall be converted into the right to receive in the aggregate, Eight Million Six Hundred Fifty Two Thousand Two Hundred Eighty Eight (8,652,288 shares) fully paid and nonassessable shares of common stock of the Surviving Corporation at the rate of ..48725820 shares of the Surviving Corporation common stock for each share of Donlar stock.

         (f) Except for Tennessee Farmers right to acquire senior convertible preferred shares of Donlar pursuant to the Loan Agreement, all outstanding warrants, options or rights of any kind to acquire from Donlar any shares of its capital stock or securities of any kind, shall be canceled without further consideration.

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         (g)      All outstanding warrants, options or rights of any kind to acquire from Donlar Bio any shares of its capital stock or securities of any kind, shall be canceled without further consideration.

         2.2 NO FRACTIONAL SHARES. No fractional shares shall be issued by the Surviving Corporation in the Merger. Each shareholder of Donlar and Donlar Bio who otherwise would be entitled to a fractional interest in a share of the Surviving Corporation's common stock shall be entitled to an additional share of the Surviving Corporation's common stock only if such fractional interest is greater than .5 of a share of the Surviving Corporation common stock. All other fractional interests shall be canceled.

         2.3 EXCHANGE OF CERTIFICATES. Immediately following the Effective Time, the parties shall mail to each of their respective holders of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Donlar or Donlar Bio capital stock (the "Certificates") a letter of transmittal to surrender the Certificates to Donlar for cancellation. Upon the surrender and cancellation of each Certificate, Donlar shall deliver each such cancelled Certificate to the Secretary of Donlar Bio or Donlar and shall mail to such holders the common stock of the Surviving Corporation to which they are entitled under Section 2.1 and 2.2.

         2.4 RIGHTS OF SHAREHOLDERS PENDING SURRENDER OF CERTIFICATE. From and after the Effective Time, except as provided under the laws of Illinois and Nevada with respect to the rights of the dissenting shareholders, each holder of shares of capital stock of Donlar or Donlar Bio shall be entitled only, on surrender of their Certificates to the Surviving Corporation, to receive shares of common stock of the Surviving Corporation as provided in Sections 2.1 and
2.2. Until so surrendered, each Certificate shall be deemed to represent only the right to receive common stock of the Surviving Corporation to the extent provided in Section 2.1 and 2.2. The stock transfer books of Donlar and Donlar Bio shall be closed as of the Effective Time and the date of the Effective Time shall be the record date for determining the shareholders entitled to receive common stock of the Surviving Corporation. No transfers of capital stock of Donlar and Donlar Bio shall thereafter be made.

         2.5 CERTIFICATES NOT SURRENDERED. If Certificates are not surrendered and exchanged for shares of common stock of the Surviving Corporation prior to one (1) year from the Effective Time, the number of shares of common stock of the Surviving Corporation into and for which such Certificates are exchangeable shall become the property of the Surviving Corporation (and, to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any other person previously entitled thereto and the holders of such Certificates shall cease to have any rights to receive shares of common stock of the Surviving Corporation or any other consideration in connection with the Merger.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF DONLAR

Donlar hereby represents and warrants to Donlar Bio as follows:

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         3.1      ORGANIZATION, POWER AND AUTHORITY OF DONLAR. Donlar is a
corporation duly organized and legally existing in good standing under the laws of Illinois, and has full corporate power and authority to enter into this Agreement and authority and all licenses and permits necessary to own or lease its properties and to carry on its business as it is now being conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Donlar.

         3.2 CAPITAL STOCK OF DONLAR. The authorized capital stock of Donlar consists solely of 60,000,000 shares of common stock, 25,831,050 shares of which are issued and outstanding, 38,000,000 Series A preferred shares, all of which are outstanding, 6,000,000 Series B preferred shares, none of which are outstanding and 6,000,000 Series C preferred shares, none of which are outstanding. All voting rights in Donlar are vested exclusively in its shares of common stock and preferred stock, and, to its knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Donlar. All of the issued and outstanding shares of capital stock of Donlar are validly authorized and issued, fully paid and non-assessable. There are no pre-emptive rights with respect to the issuance or sale of shares of capital stock of Donlar.

         3.3 BINDING OBLIGATION; NONCONTRAVENTION. This Agreement has been duly authorized, executed and delivered by Donlar and is a valid and binding obligation of Donlar, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by Donlar nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provisions of the articles of incorporation or bylaws of Donlar or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Donlar; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against Donlar. Except for the filing of the Articles of Merger, the Form S-4 Registration Statement and the Information Statement, no permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery of this Agreement by Donlar and the consummation of the transactions contemplated hereby.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF DONLAR BIO

Donlar Bio hereby represents and warrants to Donlar as follows:

         4.1 ORGANIZATION, POWER AND AUTHORITY OF DONLAR BIO. Donlar Bio is a corporation duly organized and legally existing in good standing under the laws of Nevada, and has full corporate power and authority and all licenses and permits necessary to own or lease its properties and to carry on its business as it is now being conducted. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Donlar Bio.

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         4.2      CAPITAL STOCK OF DONLAR BIO. The authorized capital stock of
Donlar Bio consists of: (a) 500,000,000 shares of common stock, par value $0.0001 per share, 48,816,740 shares of which are issued and outstanding and none of which are issued and held in its treasury; and (b) 50,000,000 preferred shares, par value $0.0001 per share, of which Donlar Bio's corporate records show 39,124 shares of Series A 10% Cumulative Convertible Preferred Stock and 449 shares of Series B 10% Cumulative Convertible Preferred Stock are outstanding. All voting rights in Donlar Bio are vested exclusively in its shares of common stock and preferred stock, and, to its knowledge, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Donlar Bio. All of the issued and outstanding shares of capital stock of Donlar Bio are validly authorized and issued, fully paid and non-assessable. There are no pre-emptive rights with respect to the issuance or sale of shares of capital stock of Donlar Bio.

         4.3 BINDING OBLIGATION; NONCONTRAVENTION. This Agreement has been duly authorized, executed and delivered by Donlar Bio and is a valid and binding obligation of Donlar Bio, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by Donlar Bio nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provisions of the articles of incorporation or bylaws of Donlar Bio or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against Donlar Bio; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against Donlar Bio. Except for the filing of the Articles of Merger, the Form S-4 Registration Statement and the Information Statement, no permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery of this Agreement by Donlar Bio and the consummation of the transactions contemplated hereby.

                                    ARTICLE 5
                                    COVENANTS

         5.1 FURTHER ACTION; REASONABLE EFFORTS. The parties agree to execute and deliver any and all further instruments, certificates and documents and to take such further action as may be reasonably necessary to more fully carry out the intent and the purposes of this Agreement.

         5.2 NOTIFICATION OF CERTAIN MATTERS. Donlar shall give prompt notice to Donlar Bio and to Tennessee Farmers, and Donlar Bio shall give prompt notice to Donlar and to Tennessee Farmers, of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty of Donlar or Donlar Bio contained in this Agreement to be untrue or inaccurate in any material respect at the Effective Time and any material failure of Donlar or Donlar Bio to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         5.3 SHAREHOLDER APPROVAL; FORM S-4 REGISTRATION STATEMENT AND INFORMATION STATEMENT. As soon as practicable after the execution of this Agreement, Donlar and Donlar Bio

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shall: (i) duly call and cause to be held, meetings of their respective shareholders for the purpose of approving this Agreement and the transactions contemplated hereby; and (ii) Donlar Bio will prepare and file with the SEC a Form S-4 Registration Statement and Information Statement for use in connection with the meeting of the Donlar Bio shareholders. The Form S-4 Registration Statement and Information Statement shall comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

                                    ARTICLE 6
                                   CONDITIONS

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived by each of the parties hereto in writing, in whole or in part, to the extent permitted by applicable law:

         (a) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a governmental entity that prohibits the consummation of the Merger, and no proceeding that has a reasonable probability of resulting in such effect shall be pending;

         (b) This Agreement and the transactions contemplated hereby, including the Merger, shall have been approved by such number of shareholders of Donlar and Donlar Bio as is required by Nevada and Illinois law respectively; and

         (c) Other than filing the Articles of Merger, all authorizations, consents and approvals required to be obtained prior to consummation of the Merger shall have been obtained.

         6.2 CONDITIONS TO THE OBLIGATION OF DONLAR TO EFFECT THE MERGER. The obligation of Donlar to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

         (a) The representations and warranties of Donlar Bio contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time, as if made at and as of such time;

         (b) Donlar Bio shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof; and

         (c) Donlar Bio shall have delivered or caused to be delivered to Donlar a Secretary's Certificate, duly executed by the Secretary of Donlar Bio, certifying a copy of resolutions duly adopted by the board of directors and shareholders of Donlar Bio, authorizing the execution, delivery and performance of this Agreement and all related agreements, documents and certificates.

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         6.3      CONDITIONS TO THE OBLIGATION OF DONLAR BIO TO EFFECT THE
MERGER. The obligation of Donlar Bio to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

         (a) The representations and warranties of Donlar contained in this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Effective Time, as if made at and as of such time;

         (b) Donlar shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof; and

         (c) Donlar shall have delivered or caused to be delivered to Donlar Bio a Secretary's Certificate, duly executed by the Secretary of Donlar, certifying a copy of resolutions duly adopted by the board of directors and shareholders of Donlar, authorizing the execution, delivery and performance of this Agreement and all related agreements, documents and certificates.

                                    ARTICLE 7
                                  MISCELLANEOUS

         7.1 COSTS AND EXPENSES. Each party shall be responsible for all costs and expenses incurred by each such party in connection with this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, all attorneys' fees and costs and all accountants' fees and costs).

         7.2      AMENDMENT; WAIVER; TERMINATION.

         (a) No amendment to this Agreement may be made other then by an instrument in writing signed on behalf of each of Donlar and Donlar Bio.

         (b) At any time prior to the Effective Time, the parties may, with the consent of Tennessee Farmers: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto; or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

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         (c)      The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

         7.3 INTERPRETATION. When a reference is made herein to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the word "include" or some derivation thereof is used in this Agreement, it shall be deemed to be followed by the words "without limitation".

         7.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement.

         7.6 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES; OWNERSHIP RIGHTS. Except for any rights of, or obligations to, Tennessee Farmers under the Agreement to Merge dated March 18, 2002, this Agreement (including the documents and the instruments referred to herein): (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         7.7 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         7.8 GOVERNING LAW. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Illinois without giving effect to the principles of conflicts of law thereof.

         7.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the first sentence of this Section 7.9, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

                            [Signature Page Follows]

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         IN WITNESS WHEREOF, Donlar Bio and Donlar have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                               DONLAR CORPORATION

                                               By:/s/ Larry P. Koskan
                                                  --------------------------
                                                      Name: Larry P. Koskan
                                                      Title: President and CEO

                                               DONLAR BIOSYNTREX CORPORATION

                                               By:/s/ Larry P. Koskan
                                                  ------------------------
                                                      Name: Larry P. Koskan
                                                      Title: President and CEO

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